Exhibit 10.3

FORM OF

SEALED AIR CORPORATION PERFORMANCE SHARE UNITS

AWARD GRANT

2008-2010

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

Name:

Performance Period:   January 1, 2008 through December 31, 2010

TARGET AWARD

You have been granted by Sealed Air Corporation (the “Company”) a target Performance Share Units award under the Company’s 2005 Contingent Stock Plan for the three-year performance period 2008 through 2010, comprised of the following:

Target Performance Share Units:                units

Each Performance Share Unit (a “Unit”) will be equivalent to one share of Sealed Air Corporation common stock.

Your award is subject to the terms and conditions of the Performance Share Units Program and the Company’s 2005 Contingent Stock Plan (collectively, the “Plan Documents”). If this award agreement varies from the terms of the Plan Documents, the Plan Documents will control.  A copy of the Performance Share Units Program is attached as Appendix A. The 2005 Contingent Stock Plan is included as an attachment to “Information for Recipients of Performance Share Unit Awards Under the 2005 Contingent Stock Plan of Sealed Air Corporation.”

PERFORMANCE GOALS

The number of Units you earn will depend on the performance of the Company relative to certain performance goals for the three-year performance cycle from January 1, 2008 through December 31, 2010 (the “Performance Period”).  The performance goals and their relative weightings are attached as Appendix B hereto.

The determination of whether the performance goals have been met will be made by the Organization and Compensation Committee of the Company’s Board of Directors following the end of the Performance Period.

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OTHER IMPORTANT INFORMATION

•                  Units earned will receive dividend equivalents paid in cash (without interest) based on the dividend rates in effect during the Performance Period applied to the number of Units you earn, which will be subject to the performance goals and vesting provisions described above.

•                  You will not earn any Units if the Company’s performance during the Performance Period is below threshold performance as set forth on Exhibit B.

•                  If actual performance equals or exceeds threshold performance, the number of Units earned will range from 50% to 200% of your Target Performance Share Units award based on attainment against the performance goals as set forth on Exhibit B.

•                  In order to receive any Units, you must remain employed with the Company through December 31, 2010, except in the case of death, disability or retirement as discussed below.  If you terminate employment prior to December 31, 2010 for reasons other than death, disability or retirement, you will forfeit all Units.  Other special rules apply in case of termination of employment following a Change in Control, as described below.

•                  Units earned at the end of the Performance Period, if any, will be paid in actual shares of Company common stock, less the number of shares that may be withheld to satisfy applicable withholding taxes.  Shares in settlement for any Units earned will be issued on or before March 15, 2011.  Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time.

•                  If your employment terminates due to your death or Disability (as defined in the 2005 Contingent Stock Plan) or you retire (as defined below) during the Performance Period, you (or your estate, in the event of your death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which you were employed.  The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that you would have earned if you had remained employed for the entire Performance Period prior to applying the pro rata factor.  Any payout to you in case of termination of employment during the Performance Period due to death, Disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. You are considered to have retired if your employment with the Company terminates when you have at least 5 years of service and your combined age and years of service equal at least 70, but excluding termination of employment due to your death or Disability or termination of employment by the Company for cause.  “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

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•                  There is no automatic vesting of your Units upon a “Change in Control” (as defined in the 2005 Contingent Stock Plan).  However, the 2005 Contingent Stock Plan provides for pro rata vesting of your Units if within two years following the Change in Control your employment is terminated either by the Company without Cause or by you for “Good Reason” (also as defined in the 2005 Contingent Stock Plan).

•                  The Organization and Compensation Committee retains the right in its sole discretion to reduce any award which would otherwise be payable, unless there has been a Change in Control, as defined in the 2005 Contingent Stock Plan.

•                  This award is subject to the Company’s Policy on Recoupment of Incentive Compensation, a current copy of which is attached as Appendix C.

•                  Payments will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

FOR MORE INFORMATION.

If you have any questions about your award or Units or need additional information, contact                              at                               .

IN WITNESS WHEREOF, the Company has caused this Award Grant to be executed by its duly authorized officer, and you have hereunto set your hand, effective as of the Grant Date stated above.

SEALED AIR CORPORATION		EMPLOYEE

By:
Name:
Title:

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APPENDIX A

SEALED AIR CORPORATION

PERFORMANCE SHARE UNITS PROGRAM

PURPOSE

The Sealed Air Corporation Performance Share Units Program (the “Program”) has been established effective as of January 1, 2008 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of Sealed Air Corporation and its subsidiaries (the “Company”), and thereby enhance shareholder value over time.  The Program provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees (base salary, annual performance plan, and benefits).

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Program Administration” section of the Program) will determine which employees of the Company are eligible to participate in the Program from time to time.  Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”).  Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period.  A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Committee will assign the Participant a Performance Share Units Target Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target Award”).  The Target Award will be expressed as a number of Performance Share Units under the Company’s 2005 Contingent Stock Plan and will be evidenced by a Performance Share Units award grant consistent with the provisions of the 2005 Contingent Stock Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Program for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target Award.  Maximum award level represents the maximum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance above target performance levels.  Threshold award level represents the minimum percentage of the Target Award that may be paid to a Participant for a Performance Period based on performance below target performance levels.  Performance below the threshold performance award level will earn no incentive payments.

Any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the 2005 Contingent Stock Plan.

PERFORMANCE MEASURES

Performance measures that may be used under the Program will be those “Performance Measures” defined in the 2005 Contingent Stock Plan.

PERFORMANCE GOALS

The Committee will designate, within 90 days of the beginning of each Performance Period:

•                  The performance measures and calculation methods to be used for the Performance Period;

•                  A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Awards; and

•                  The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period.  The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target Award	X	Percentage of target award to be paid based on performance measure results	X	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Program to a Participant, if any, will be made in the form of one share of the Company’s common stock for each Unit earned (rounded up to the nearest whole share if such calculation otherwise would result in issuance of a fractional share).  A Participant receiving an award under the Program will also receive a cash payment equal to the dividends that would have been paid during the Performance Period on the Units earned by the Participant had the Units been actual shares of Company common stock.

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant’s employment terminates due to the Participant’s death or disability (as defined in the 2005 Contingent Stock Plan) or retirement (as defined below) during the Performance Period, the Participant (or the Participant’s estate, in the event of the Participant’s death) will receive a pro rata payout following the end of the Performance Period, based upon the portion of the Performance Period during which the Participant was employed.  The actual payout will not occur until after the end of the Performance Period, at which time the performance and achievements during the Performance Period will be used to determine the number of Units that the Participant would have earned if the Participant had remained employed for the entire Performance Period prior to applying the pro rata factor.  Payouts to Participants whose employment terminates during the Performance Period due to death, disability or retirement will be made at approximately the same time as payouts are made to Participants who are still employed by the Company. A Participant is considered to have retired if the Participant’s employment with the Company terminates when the Participant has at least 5 years of service and the Participant’s combined age and years of service equals at least 70, but excluding termination of employment due to the Participant’s death or disability or termination of employment by the Company for cause.  “Cause” for this purpose means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to the Participant and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in the Participant’s capacity as an employee.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Program, except for any special provisions under the 2005 Contingent Stock Plan in connection with certain terminations of employment following a Change in Control or unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Program at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date.  No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made.

IMPACT OF A CHANGE IN CONTROL

Any special vesting or payment rules with respect to awards under the Program in connection with a Change in Control will be determined under the provisions of the 2005 Contingent Stock Plan.

PROGRAM ADMINISTRATION

The Program will be administered by the Organization and Compensation Committee of the Company’s Board of Directors in accordance with the terms of the 2005 Contingent Stock Plan.

MISCELLANEOUS

(i)            Amendment and Termination.  The Committee may amend, modify, or terminate the Program at any time, provided that no amendment, modification or termination of the Program shall reduce the amount payable to a Participant under the Program as of the date of such amendment, modification or termination.

(ii)           Incorporation of 2005 Contingent Stock Plan.  The terms and provisions of the 2005 Contingent Stock Plan are incorporated herein by reference.  In case of any conflict between this Program and the 2005 Contingent Stock Plan, the 2005 Contingent Stock Plan will control.

(iii)          Coordination With Other Company Benefit Plans.  Payments under the Program will be taken into account for purposes of the Company’s employee benefit plans and programs only to the extent provided under the terms of such plans and programs.

(iv)          Participant’s Rights.  A Participant’s rights and interests under the Program may not be assigned or transferred by the Participant.  To the extent the Participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of any unsecured general creditor of the Company.  Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant.  Designation as a Participant in the Program for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

(v)           Effective Date.  While this Program is effective as of January 1, 2008, it is subject to approval of amendments to the 2005 Contingent Stock Plan by the Company’s stockholders at the 2008 Annual Meeting.

APPENDIX B

Name:

Target Award:                    Performance Share Units

Threshold Award Level:  50% of Target Award

Maximum Award Level:  200% of Target Award

Performance Goal:  The percentage of the Target Award that will be earned will be based on cumulative operating income for the period 2008 through 2010, subject to the exclusions set forth below, as follows:

	(millions)
	Under $1,825	0%
Threshold:	$1,825	50%
Target:	$1,935	100%
	$2,045	150%
Maximum:	$2,125 and above	200%

Award levels based on cumulative operating income between any two of these levels would be based on a pro-rata calculation of the number of shares to be awarded, except that no award will be earned for cumulative operating income below $1,825 million.  Fractional shares earned will be rounded up to the nearest whole share.

Additional Goals: If the above threshold level is achieved, then the number of shares earned for each participant can be increased or decreased by up to 10% at the discretion of the Organization and Compensation Committee depending on whether either (or both) of the following additional performance goals is achieved:

a.               Cumulative sales of new products commercially introduced during the performance period of at least $70 million during the performance period; and

b.              2010 safety result (TRIR) of 1.40, excluding facilities acquired during the performance period.

The terms “new product sales” and “commercially introduced” will be interpreted consistent with the definitions approved by the Organization and Compensation Committee.

Exclusions for calculation of cumulative operating income:

The performance goals above shall exclude the effect of the following:

a.               All restructuring charges reported or accounted for in the 2008 through 2010 consolidated financial statements as “restructuring charges,” and restructuring programs (including all unbudgeted charges and all non-recurring expenses related to the company’s global manufacturing strategy) and all non-operating charges associated with mergers and acquisitions, both if approved by the Board of Directors no later than December 31, 2010.  This exclusion shall include all restructuring charges approved by the Board of Directors before 2008 that are recorded during 2008 through 2010;

b.              All charges related to goodwill impairment in the calculation of operating expense and operating profit;

c.               All expenses (including litigation-related costs and expenses), liabilities and accruals related to or arising from: (i) any liabilities that W.R. Grace & Co. or any of its subsidiaries had agreed to assume or as to which any of them indemnified the Corporation or any of its subsidiaries under any of the agreements entered into in connection with the Cryovac Transaction (as defined in the Corporation’s Financial Statements included in the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002); (ii) any claim or lawsuit alleging that the Corporation or any of its subsidiaries is or may be liable for any liabilities of W. R. Grace & Co., Fresenius Medical Care Holdings, Inc., or any of their respective affiliates under any legal theory, including without limitation any claim based on fraudulent transfer, fraudulent conveyance, successor liability, or contractual obligation; (iii) any securities class action litigation brought against the Corporation or any of its officers or directors, including without limitation the case of MPERS/Senn v. Hickey, et al.; (iv) any costs incurred to settle the aforementioned liabilities, claims and lawsuits; or (v) any payment that the Corporation or any of its subsidiaries may be required to make to any trust fund established under federal law providing for the resolution of claims for bodily injury caused by asbestos exposure.

d.              All expenses related to capital markets transactions authorized by the Board of Directors.  Such transactions will include the repurchase of bonds and stock.

e.               The effect (including related expenses) of any acquisition or disposition transactions, whether or not closed during 2008 through 2010, provided that, as to transactions closed during 2008 through 2010 that were large enough to require Board of Director approval, the Board of Directors has approved such transactions.  However, the effect of any acquisition or disposition that closed prior to 2008 shall not be excluded.

f.                 Any unbudgeted charges related to the implementation of SAP, including the SAP go-live in the United States scheduled for 2008.